THE LOU HOLLAND TRUST

Statement pursuant to Rule 17g-1(g)

I hereby certify that the following resolutions were duly adopted on August 11, 2008, by a majority of the Board of Trustees of the Lou Holland Growth Fund (the “Fund”), currently the only series of The Lou Holland Trust, including a majority of the Trustees who are not "interested persons" (as defined by the Investment Company Act of 1940, as amended).

RESOLVED, that, after due consideration of all relevant factors, including but not limited to the value of the aggregate assets of The Lou Holland Trust (the “Trust”) to which any covered person (as defined in Rule 17g-1(a)) may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the Trust’s portfolio, the Financial Institution Investment Company Asset Protection Bond to be issued by Federal Insurance Company, a Chubb Group of Insurance Companies, in substantially the same form and amount as, and for payment of a reasonable premium increase from, the October 31, 2007 bond presented to the Board at this meeting is determined to be reasonable and is hereby approved, including by a majority of the Trustees who are not “interested persons” of the Trust as defined by Section 2(a)(19) of the Investment Company Act of 1940, as amended ("1940 Act");

FURTHER RESOLVED, that the Chief Compliance Officer or his or her delegate be, and he or she hereby is, designated to make the filings and give the notices required by paragraph (g) of Rule 17g-1 under the 1940 Act; and

FURTHER RESOLVED, that the proper officers of the Trust be, and each hereby is, authorized and directed to increase the amount of the Fund’s bond as may be necessary to satisfy the requirements of Rule 17g-1(d) under the 1940 Act.

Premiums have been paid for the period from 12:01 a.m. on October 31, 2008, to 12:01 a.m. on October 31, 2009.

/s/ Laura J. Janus
Laura J. Janus
Secretary
Dated: October 29, 2008